Exhibit 10.39

TERMINATION AGREEMENT

(the “Agreement”) dated as of                      , 2007,

between AFFINION GROUP, INC., a Delaware

corporation (the “Company”), and APOLLO

MANAGEMENT V, L.P., a Delaware limited

partnership (“Apollo”).

WHEREAS, the Company and Apollo are party to a Consulting Agreement dated as of October 17, 2005 (the “Consulting Agreement”);

WHEREAS, the Consulting Agreement provides that it may be terminated on a date as is mutually agreed upon by the Company and Apollo;

WHEREAS, on the date hereof, the Company’s parent, Affinion Group Holdings, Inc., has consummated a Qualified IPO (as defined in the Consulting Agreement) and following the Qualified IPO Apollo and its affiliates continue to own a beneficial economic interest in the Company;

WHEREAS, the Consulting Agreement provides that in connection with a Qualified IPO, Apollo may elect to receive the Lump Sum Payment in lieu of annual payments of the Consulting Fee (as such terms are defined in the Consulting Agreement);

WHEREAS, Apollo and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, the Consulting Agreement shall terminate;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and other promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Company and Apollo agree as follows:

Section 1. Termination.

Pursuant to Section 2 of the Consulting Agreement, Company and Apollo hereby agree that the Consulting Agreement will terminate effective as of the date of this Agreement and shall be of no further force or effect.

Section 2. Termination Payments.

In consideration for the termination of the Consulting Agreement, the Company shall on the date hereof pay Apollo a termination fee of $10 million. The Company and Apollo acknowledge that such termination fee is less than the Lump Sum Payment provided for in Section 4(d) of the Consulting Agreement. In addition, Apollo and the Company each hereby waive their rights to receive the respective notices provided for in Section 4(d) of the Consulting Agreement.

Section 3. Mutual Release.

Except for the obligations expressly set forth in this Agreement, each party, on behalf of itself and its respective affiliates, hereby releases the other party and its affiliates from any and all claims, obligations and liabilities arising from or relating to the Consulting Agreement.

Section 4. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 5. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 6. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 7. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement as of the date first written above.

AFFINION GROUP, INC.

By:
Name:
Title:

APOLLO MANAGEMENT V, L.P.

By:	AIF V Management, Inc.
its General Partner

By:
Name:
Title: